EXHIBIT 10.30

THIRD AMENDMENT TO
MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH
AMENDED AND RESTATED LICENSE AGREEMENT

This Third Amendment (this “Amendment”) to that certain Amended and Restated License Agreement dated effective January 31, 2015 (the “Restated Agreement”), by and between Mayo Foundation for Medical Education and Research (“MAYO”) and Exact Sciences Corporation (“EXACT”), as previously amended by (i) that certain First Amendment dated effective as of January 11, 2016 (the “First Amendment”) and (ii) that certain Second Amendment dated effective October 1, 2017 (the “Second Amendment”; the Restated Agreement, as amended by the First Amendment and the Second Amendment, the “Existing Agreement”), is entered into by and between MAYO and Exact Sciences Development Company, LLC (“ESDC”), a wholly owned subsidiary of EXACT.  This Amendment is executed on the dates indicated below, but shall be deemed effective as of January 1, 2019 (“Amendment Effective Date”).

WHEREAS, pursuant to the Second Amendment, the Restated Agreement, as then amended, was assigned from EXACT to ESDC; and

WHEREAS, the parties desire to amend the Existing Agreement to reflect that, subsequent to the retirement of David A. Ahlquist, M.D. effective December 31, 2018, certain activities shall be continued by John B. Kisiel, M.D;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this Amendment and the Existing Agreement, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

A. Effect of Amendment. This Amendment amends the Existing Agreement.  Except as provided in this Amendment, all of the terms and conditions of the Existing Agreement remain in full force and effect; however, if there is a conflict between the terms of this Amendment and the Existing Agreement, the terms of this Amendment will govern.  Capitalized terms not defined in this Amendment will have the meanings assigned to them in the Existing Agreement.

B. Section 1.09 “Know-How”. Section 1.09(b) is deleted and replaced with:

(b)research and development information, technical data, unpatented inventions, know-how and supportive information developed by Dr. Ahlquist, Dr. Kisiel and/or other individuals as a result of Dr. Ahlquist’s or Dr. Kisiel’s activities pursuant to Section 2.06 to the extent it is necessary for the development or manufacture of a Licensed Product; and

C. Section 1.12 “Materials”. Section 1.12(a) is deleted and replaced with:

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(a) MAYO Materials are biological specimens of human origin, including without limitation tissues, blood, plasma, urine, stool and derivatives thereof used by MAYO pursuant to work in Dr. Ahlquist’s or Dr. Kisiel’s laboratory within the Field pursuant to Section 2.06 hereto or provided by MAYO (including without limitation by Dr. Ahlquist or Dr. Kisiel) to EXACT for use within the Field.

D. Section 1.15 “Patent Rights”. Section 1.15(b) is deleted and replaced with:

(b) Any patent applications filed as a result of Dr. Ahlquist’s, Dr. Kisiel’s, or any other, activities pursuant to Section 2.06 hereto, together with divisionals, continuations, and continuations-in-part (but only for subject matter supported pursuant to 35 U.S.C. §112 by the foregoing) therefrom, patents issuing thereon, re-examinations and re-issues thereof, as well as extensions and supplementary protection certificates and any foreign counterpart of any of the foregoing;

E. Section 2.06MAYO and Ahlquist Commitment to Confer. Section 2.06 is deleted and replaced with:

2.06COMMITMENT TO CONFER.

(a)MAYO will collaborate with EXACT on the development of Licensed Products, including sharing Know-How and providing access to MAYO Materials and laboratory equipment, conducting scientific studies, providing biostatistical support, and making submissions for peer-reviewed publications (MAYO file #2009-169; Know-How Related to Development, with Exact Sciences, of a Product for the Screening of Patients for Colorectal and other Aerodigestive Cancers Using Stool Samples”).

(b)Between the Effective Date and the Amendment Effective Date, Dr. Ahlquist was obligated to, and did, consult on, collaborate with, and oversee EXACT on product development efforts, as a special advisor to the EXACT board of directors and senior management.  Beginning on the Amendment Effective Date and continuing through the five (5) year anniversary of the Effective Date, subject of MAYO approval, and for so long as Dr. Kisiel is an employee of MAYO (the “Commitment to Confer Period”), Dr. Kisiel will consult on, collaborate with, and oversee EXACT on product development efforts, as a special advisor to the EXACT board of directors and senior management.  EXACT will confer with Dr. Kisiel in person in Rochester, MN, Madison, WI or as mutually agreed, or by telephone.  All travel expenses incurred by Dr. Kisiel in this role as advisor shall be paid by EXACT.  EXACT anticipates Dr. Kisiel will contribute up to 50% of his time to services for EXACT, with the remainder of his time allocated to clinical practice.  MAYO shall be solely responsible for compensating Dr. Kisiel, provided, however, that in consideration of the services provided under this Section 2.06(b), EXACT shall pay MAYO the

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amounts set forth in Section 3.05.  If for any reason Dr. Kisiel becomes unavailable to direct the performance of the work under this Restated Agreement, MAYO shall notify EXACT and the Parties will work together to identify a mutually acceptable successor to provide the advisory services formerly provided by Dr. Kisiel, as well as mutually acceptable compensation to replace that described in Section 3.05 for Dr. Kisiel, with the intent to keep Dr. Kisiel’s research team and projects intact; provided, however, if the Parties fail to agree on a mutually acceptable successor within a reasonable period of time, Exact may, upon written notice to MAYO, terminate the Commitment to Confer Period and the Parties’ obligations under this Section 2.06(b) as well as EXACT’s payment obligations under Section 3.05 (for the avoidance of doubt, any such terminations shall not have the effect of terminating EXACT’s other rights under this Restated Agreement, including without limitation its license rights).

(c) Notwithstanding EXACT’s rights to sublicense pursuant to Section 2.01 hereto, EXACT shall not have the right to sublicense any obligation of Dr. Kisiel to confer.  In addition, in the event of a Change of Control, MAYO may, within thirty (30) days of the effective date of such Change of Control, terminate the Parties’ obligations under Section 2.06(b), which shall automatically result in the termination of EXACT’s payment obligations under Section 3.05 (for the avoidance of doubt, any such terminations shall not have the effect of terminating EXACT’s other rights under this Restated Agreement, including without limitation its license rights).

F. Section 2.07License Grant for New Markers. Section 2.07 is deleted and replaced with:

2.07       LICENSE GRANT FOR NEW MARKERS. MAYO grants to EXACT a perpetual exclusive license with the right to sublicense, to make, have made, use, offer for sale, sell, and import Licensed Products that incorporate, use, or derive from any markers identified by Dr. Ahlquist, Dr. Kisiel (or his successor) or any member of Dr. Ahlquist’s or Dr. Kisiel’s (or his successor’s) research team from the Effective Date through the expiration or earlier termination of the Commitment to Confer Period, whether such markers are patented or unpatented. MAYO represents and warrants that all such markers that have been identified as of the Effective Date are listed on Exhibit B hereto, and MAYO agrees that it shall update Exhibit B from time to time to include all new markers within the Field. Exhibit B shall be updated on a semi-annual basis. All rights granted under this Section 2.07 are subject to MAYO’s and its Affiliates’ reserved, irrevocable right to use such markers in connection with MAYO’s and its Affiliates’ educational, research and non‑commercial, and non-competitive with EXACT, clinical programs (for the avoidance of doubt, MAYO will not use such markers to develop or offer to third parties products or services that are competitive to any product or service offered or sold by EXACT or its Affiliates).

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G. Section 3.05Compensation to Mayo for Ahlquist Know-How. Section 3.05 is deleted and replaced with:

3.05COMPENSATION TO MAYO FOR KISIEL KNOW-HOW.    During the Commitment to Confer Period, EXACT will reimburse MAYO for twenty-five percent (25%) of Dr. Kisiel’s salary and benefits (the “Reimbursement Amount”).  As of the Amendment Effective Date, Mayo projects that the Reimbursement Amount for calendar year 2019 will be approximately one hundred eighty-eight thousand, eight hundred and eighty-eight dollars ($188,888). The actual Reimbursement Amount, subject to reasonable standard programmed adjustments, will be invoiced by Mayo on a calendar quarterly basis and shall be paid by Exact within thirty (30) days of receipt of such invoice.  The financial information in this Section 3.05 is MAYO’s Confidential Information.

This amount will be proportionately adjusted each calendar year based on any increase in that year’s rate of salary and benefits for Dr. Kisiel as compared to the prior year.

H. Exhibit B to the Existing Agreement.    MAYO hereby updates Exhibit B to the Existing Agreement (as amended by this Amendment) (“Exhibit B”) by providing Annex I to this Amendment.  MAYO represents and warrants that all markers required to be identified on Exhibit B are listed on Annex I.

I. Construction. References in the Existing Agreement to “EXACT” shall be deemed to refer to ESDC except where the context requires otherwise.

J. Entire Amendment. This Amendment and the Existing Agreement together constitute the entire agreement between the Parties with respect to the subject matter hereof and merge all prior and contemporaneous communications regarding the same subject matter. They may not be further modified except by a written agreement dated subsequent to the Amendment Effective Date and signed on behalf of MAYO and ESDC.

K. Counterparts. This Amendment may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Electronic transmission of a signed counterpart of this Amendment will constitute due and sufficient delivery of such counterpart.

(signature page follows)

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IN WITNESS WHEREOF, the parties, intending to be legally bound thereby, have executed this Amendment as of the signature dates indicated below and intend it to be effective as of the Amendment Effective Date.

MAYO FOUNDATION FOR MEDICAL		EXACT SCIENCES DEVELOPMENT
EDUCATION AND RESEARCH		COMPANY, LLC

By:	/s/ Leif R. Nelson	By:	/s/ Kevin T. Conroy
Name:	Leif R. Nelson	Name:	Kevin T. Conroy
Title:	Senior Director, Business Development	Title:	President & Chief Executive Officer
Date:	December 28, 2018	Date:	December 28, 2018

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ANNEX I

Updated Exhibit B

See attached.